Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-123441

Pricing Supplement No. 77 dated November 7, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                           Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-137

                   5.75% Callable Notes due November 15, 2020

The description in this pricing supplement of the particular terms of the 5.75% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                              PROVISIONS RELATING TO THE NOTES

Principal Amount:        $914,000.00             Interest Rate:           5.75%

Price to Public:         100%                    Issuance Date:           November 10, 2005

Net Proceeds to Trust:   $895,720.00             Stated Maturity Date:    November 15, 2020

Agent's Discount:        2.00%                   Initial Interest Payment Date: May 15, 2006

CUSIP Number:            41659FGF5               Interest Payment Frequency: Semi-Annually

Day Count Convention: 30/360                     Regular Record Dates:  15 days prior to any
                                                 Interest Payment Date.

Optional Redemption: Yes [X] No [ ]              The Survivor's Option [X] is [ ] is not
Optional Redemption Date: November 15, 2008      available
  or any Interest Payment Date thereafter.         Annual Put Limitation: $1 million or 1%
  Initial Redemption Percentage: 100%              Individual Put Limitation: $250,000
  Annual Percentage Reduction: N/A                 Trust Put Limitation: N/A
  Redemption may be: [X] In whole only.
                     [ ] In whole or in part.    Authorized Denominations: $1,000 integral
                                                 amounts.

Securities Exchange Listing: None.               Special Tax Considerations:  None.

Other Provisions Relating to the Notes:  None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Advest Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                      INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:          FA-405137             Interest Rate:                    5.75%

Contract Payment:           $914,015.00           Effective Date:            November 10, 2005

Deposit Amount :            $895,735.00           Stated Maturity Date:      November 15, 2020
(if different from Contract Payment)
Day Count Convention:       30/360                Initial Interest Payment Date:  May 15, 2006
Special Tax Considerations: None.                 Interest Payment Frequency:
                                                  Semi-Annually
Optional Redemption: Yes [X] No [ ]               Survivor Option:  Under the Funding
Optional Redemption Date: November 15, 2008         Agreement, Hartford Life Insurance
  or any Interest Payment Date thereafter.          Company [X] is [ ] is not required to
  Initial Redemption Percentage:  100%              provide the Trust with amounts it needs to
  Annual Percentage Reduction:    N/A               honor valid exercises of the Survivor's
  Redemption may be: [X] In whole only.             Option.
                     [ ] In whole or in part.
                                                  Other Provisions Relating to the Funding
                                                  Agreement: None.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by John
F. Kennedy, Assistant Counsel.

           INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE
                               FUNDING AGREEMENT

It is anticipated that, as of November 10, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-             Moody's: Aa3
                  A.M. Best: aa-                      Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of November 10, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-             Moody's: Aa3
                  A.M. Best: aa-                      Fitch: AA

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